Exhibit 99

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

PRESS RELEASE

June 9, 2003

Avnet, Inc. to Present at the Thomas Weisel Partners Growth Forum 5.0

Phoenix, Arizona — Avnet, Inc. (NYSE:AVT) today announced Ray Sadowski, Avnet’s chief financial officer, will present at the Thomas Weisel Partners Growth Forum 5.0 to be held at the Bacara Resort in Santa Barbara, California on June 16, 2003 at 2:05 p.m. Eastern, (11:05 a.m. Pacific time). Avnet’s presentation will be broadcast live over the Internet at www.ir.avnet.com. Interested parties should log on to the Web site 15 minutes prior to the presentation time to register for the event and download any necessary software.

Also available at www.ir.avnet.com are other recent Web casts, a calendar of events, downloadable slide presentations, and other investor information.

Additional Information

Phoenix-based Avnet, Inc. is one of the world’s largest distributor of semiconductors, interconnect, passive and electromechanical components, embedded systems and computer products from leading manufacturers. Serving customers in 63 countries, Avnet also delivers services such as inventory management, supply-chain services, bill-of-materials analysis, systems integration and engineering design assistance. A Global Fortune 500 company, Avnet’s revenues for fiscal 2002 (year ended June 28, 2002) were $8.9 billion. Please feel free to visit Avnet’s Investor Relations Web site at www.ir.avnet.com or contact us at investorrelations@avnet.com.

Contact:

Avnet, Inc., Phoenix
John J. Hovis, 480-643-7053
Vice President and Director, Investor Relations
investorrelations@avnet.com